UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 17, 2008

INDEPENDENT FILM DEVELOPMENT CORPORATION
(Name of small business issuer specified in its charter)

Nevada	000-53103	56-2676759
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

190 N Canon Drive suite 420
Beverly Hills, CA  90210
(Address of principal executive offices)

(310) 275-0089
(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 18, 2008, Jeff Ritchie was appointed as Chief Executive Officer and Chairman of the Board of Directors of the Company.

Jeff Ritchie began his film career in post-production by using advancements in computer technology to create a cost-effective computer graphics company with such clients as Disney and CBS.  Having a lifelong passion for filmmaking, Ritchie sold his company and started working in film production. Ritchie worked for various studios, completing over 15 films, during that time Ritchie quickly rose up the ranks of feature film producer, and has produced over a dozen feature films, written three produced scripts and produced numerous commercials all in the last eight years.  Ritchie has experience in managing private production companies, working for such production companies such as Crystal Sky Communications (Ghost Rider, Baby Genuises), Roger Corman’s New Horizon (The Haunting of Hell House), and has become a mainstay in the film industry and has developed solid relationships with studios and mini majors along with working relationships with production companies, sales distribution companies and with management and talent agencies.  Ritchie’s film credits include 'SOULKEEPER'  a film made on a very modest budget, which premiered on the sci-fi channel in 2001 and scored in the top non-theatrical sales week after week at video stores.  He produced and wrote 'COOKERS' a hardcore, gritty drug/horror story that has made the rounds at many film festivals including Milan Film Festival where it won Best Film, Best Cinematography, Best Editing and Best Music. It also won best film and best script at Screamfest and has garnered awards at many other film festivals around the world. Cookers also enjoyed a small but successful theatrical release.   Ritchie wrote and produced 'AMERICAN CRIME', a psychological thriller which stars Rachel Leigh Cook, Kip Pardue, Annabella Sciorra and Carey Elwes. He followed it with the release of the heartwarming romantic Comedy 'MR. FIXIT' starring David Boreanz.  Both films had overseas theatrical releases and garnered high sales domestically.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT FILM DEVELOPMENT CORPORATION

Date: March 19, 2008	By:	/s/ Jeff Ritchie
Jeff Ritchie
Chief Executive Officer, Chairman, Director

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